Transamerica Financial Life Insurance Company

Home Office: [Harrison, NY] Administrative Office:
[4333 Edgewood Rd NE] [Cedar Rapids, IA 52499] [(800) 322-7353]

(Referred to as the Company, we, our or us)

DISABILITY WAIVER OF PREMIUM RIDER

We have issued this rider as a part of the policy to which it is attached.   Except as otherwise specifically set forth below, it is subject to all of the terms of the policy.

Rider Benefit              If the  Insured  becomes  Totally  Disabled while  this rider  is in effect and remains Totally  Disabled for a period of  at least  six months,  we will  credit  the  policy  each month  with the Monthly  Waiver of Premium Benefit shown  in the Policy Data.   We will apply the Monthly Waiver of Premium Benefit as if it is a premium paid, and we will allocate the resulting Net Premium to the Policy Value.

All benefits are subject to the provisions of the policy and this rider.

It is possible that additional payments will be required to keep the policy In Force while the Waiver of Premium benefit is being credited.

Definitions

 Age has the meaning described in the policy.

Immediate Family Member means one of the following members of the Insured’s or owner’s  family: spouse (including  common  law  spouse), or civil  union partner  and anyone who  is related  to the  individual  or his or her spouse or civil  union partner (including  adopted,  in-law  and step-relatives).   This includes a parent, grandparent, child, grandchild, brother, sister, aunt, uncle, first cousin, nephew or niece.

Insured means only the Insured under the policy.    It does not include any other individuals covered under other riders.

Physician means any  person bearing the  designation  of  Medical  Doctor  (M.D.)  or Doctor  of Osteopathy  licensed within  the  United  States  and practicing  within  the scope  of  his  or  her  license  issued  by  the  jurisdiction  in  which   such  person’s services are rendered. Physician does not include:

1.   You, the Insured, or an Immediate Family Member; or
2.   A person who lives with you, the Insured, or an Immediate Family Member;
or
3.   A person in the same medical practice as you, the Insured, or an Immediate
Family Member; or
4.   A business partner of you, the Insured, or an Immediate Family Member.

Total Disability ("Totally Disabled") means the inability of the Insured:

1. During the first 24 months of total disability, to perform the substantial and material duties of the Insured’s occupation.

and material  duties  of  the  Insured’s  own  occupation  or any other  occupation for which  the  Insured is reasonably suited by the Insured’s  education, training, or experience.

Total Disability  also includes the Insured's total loss of:

1.   The sight of both eyes, while such loss continues; or

2.   The use of both hands, while such loss continues; or

3.   The use of both feet, while such loss continues; or

4.   The use of one hand and one foot, while such loss continues. Total Disability  must be caused by sickness or accidental bodily injury.

Risks Not Covered	No benefits will be allowed under this rider if Total Disability is caused by or contributed to by, or results directly or indirectly from:

1.   Intentionally self-inflicted injury.

2. Service in the military or navel forces of any country when such country is engaged in war, declared or undeclared, or any act of war.
3. Travel in or descent from any kind of aircraft except as a passenger on a regularly scheduled commercial aircraft.

Any defense of a claim under this rider based on the Risks Not Covered shall not be construed to be a contest of this rider.

Benefit Period                                The  Waiver  of  Premium  benefit  will  be  credited  during  the  continuance   of  the

Insured’s Total Disability, subject to the following:

1.   If the  Total  Disability  begins before  the  Policy Anniversary  at the  Insured’s Age  60  and continues  to the  Policy Anniversary  at the  Insured’s  Age 65, we  will  credit  the  Waiver  of  Premium benefit  to the  policy  until  the earlier of the Policy Anniversary  at the Insured’s Age 121  or the termination of the policy.

2.   If the Total Disability begins after the Policy Anniversary at the Insured’s Age 60, we will not credit the Waiver of Premium benefit to the policy after the Policy Anniversary at the Insured’s Age 65.

3. Separate periods of Total Disability will be considered as one continuous disability period unless such separate periods are:
                                                                a.   Due to unrelated causes; or

b. Due to the same or related causes, but are separated by at least six months during which the Insured has returned to work on a continuous basis.

Notice and Proof of Total Disability

Written notice of Total Disability must be given to us at our Administrative Office. This notice must be given while the Insured is living and while the Total Disability continues.    Failure to give such notice will not invalidate any claim if such notice was given as soon as reasonably possible.   Due proof of Total Disability must be given to us at our Administrative Office.   The Insured will  be required to furnish due proof  of  the  continuance  of  Total  Disability  upon  request  but  not  more than once  every  30  days  during  the  first  two  full  years  after  Total  Disability   has occurred.      At   our option   and at our expense,   such   proof   may   include   an examination of the Insured by a Physician chosen by us.   Such proof  will  not  be required  by us more than  once  each year after  Total  Disability  has continued  for two  full years.

Termination of Benefits

The benefits provided by this rider for any period of Total Disability will end:

1. If the Insured fails to give us any requested due proof or refuses to submit to a requested examination; or
2. If the Insured is no longer Totally Disabled. You have the obligation to inform us immediately if the Insured is no longer Totally Disabled or if the Insured returns to work.

Termination                                This rider will terminate on the earliest of the following dates or events:

1. The Insured’s Age 65, unless at that time we have been crediting the Waiver of Premium benefit continuously since before the Insured’s Age 60; or
2.   The death of the Insured; or

3. The next Monthly Policy Date following the date you request termination of this rider; or
4.   The date the policy Lapses; or

5. The date the policy is surrendered or continued under any nonforfeiture option; or
6.   The date the policy terminates; or

7.   The date the policy is converted to another policy.

Our taking of a monthly charge for any period after the date of termination of this rider shall create no liability by us with respect to this rider, nor will it constitute a waiver   of   the   termination.   Any   monthly   charge   for this rider   following its termination will be retroactively refunded by crediting it to the Policy Value.

Conditions                                 Benefits provided by this rider are subject to the following conditions:

1.   The Waiver   of Premium Benefit   will   not   be credited   unless the   Total Disability has continued uninterrupted for a period of no less than six consecutive months.   After such period, we will apply a retroactive Waiver of Premium payment for the number of months following the date Total Disability began. However, in no event will we apply the Waiver of Premium benefit for any period more than one year before proof of Total Disability has been received by us.

2.   You must continue to pay premiums due on the policy until the waiver of premium claim is approved by us.   If the Total Disability begins during the grace period, the overdue premium must be paid to avoid the policy Lapsing before your waiver of premium claim is approved by us.

3.   The Insured must be under the care of a Physician during the Total Disability.

Non-Convertible                                This rider is not convertible.

Reinstatement                                If the policy is Reinstated, this rider may be reinstated at the same time, provided:

1.   The Insured is not yet Age 60; and

2.   We receive proof of insurability satisfactory to us.

Consideration	We have issued this rider in consideration of the application and payment of the first monthly charge for this rider.

Monthly Charges for this Rider

While this rider is in effect, we will take monthly charges for this rider from the

Policy Value of the policy.   The monthly charge for each Policy Month that the rider
Is in effect is shown in the Policy Data. This charge will continue during a period of Total Disability, but no charge for this rider will be payable after this rider terminates.

Incontestability                                The   provisions   of   the   policy   relating   to incontestability   apply   to this rider.

However, if this rider is added after the Date of Issue of the policy,  the contestable period will be measured from the later of the Rider Date or the date this rider is reinstated.

No Dividends are

Payable

This rider does not participate in our profits or surplus.

Nonforfeiture Values                                         This rider does not have cash values or loan values.

Rider Date	The Rider Date of this rider will be the Policy Date, unless we inform you in writing of a different date.

Signed for us at our home office.

/s/ Craig D. Vermie	Peter G. Kunkel
Secretary	President